UWM HOLDINGS CORPORATION ANNOUNCES OFFERING OF
SENIOR NOTES DUE 2029

PONTIAC, Mich. (Mar. 30, 2021) (NYSE:UWMC) – UWM Holdings Corporation (“UWMC”) announced today that its indirect subsidiary, United Wholesale Mortgage, LLC (“UWM”), has commenced a private offering of $700 million aggregate principal amount of senior notes due 2029 (the “Notes”).

UWM expects to use the net proceeds from the offering to repay amounts outstanding under its MSR Facility and the remainder for general corporate purposes.

The Notes will be offered in the United States only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any other jurisdiction. This press release does not and will not constitute an offer to sell any of the Notes or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About UWM Holdings Corporation and United Wholesale Mortgage

Headquartered in Pontiac, Michigan, UWM Holdings Corporation is the publicly traded indirect parent of United Wholesale Mortgage, LLC (“UWM”). UWM underwrites and provides closing documentation for residential mortgage loans originated by independent mortgage brokers, correspondents, small banks and local credit unions across all 50 states and the District of Columbia.

This press release includes forward-looking statements regarding the offering of the Notes and the intended use of the net proceeds. Forward-looking statements include statements identified by terms such as "expect," "anticipate," "believe," "outlook," "may," "should," "target" or similar terms and variations thereof. These forward-looking statements may be affected by risks and uncertainties in UWM's business and market conditions. UWM wishes to caution readers that certain important factors may have affected and could in the future affect UWM's actual results and could cause UWM's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of UWM, including the risk that the offering of the Notes cannot be successfully completed. UWM undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

+Nicole Yelland	Investor Relations
Public Relations Strategist	InvestorRelations@uwm.com
United Wholesale Mortgage
800-981-8898 ext. 4815
nyelland@uwm.com